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                     June 18, 2024

       Frank Lopez-Balboa
       Chief Financial Officer
       Cumulus Media, Inc.
       780 Johnson Ferry Road NE, Suite 500
       Atlanta, GA 30342

                                                        Re: Cumulus Media, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            File No. 001-38108

       Dear Frank Lopez-Balboa:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology